Exhibit 99.1

PRESS RELEASE
_________________________________________________________________________________

Masonite International Corporation Reports 2023 Fourth Quarter and Full Year Financial Results

•Reported full year 2023 net sales of $2.8 billion and net income attributable to Masonite of $118 million
•Delivered full year adjusted EBITDA* of $419 million and a record high $408 million of operating cash flow
•Enhanced portfolio of product solutions with acquisitions of Endura Products and Fleetwood during 2023
•Subsequent to year end, announced definitive agreement under which Owens Corning (NYSE: OC) will acquire all outstanding shares of Masonite for $133.00 per share in cash

(Tampa, FL, February 19, 2024) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months and full year ended December 31, 2023.

($ in millions, except per share amounts)	4Q23	4Q22	% Change	FY23	FY22	% Change
Net sales	$661	$676	(2)%	$2,831	$2,892	(2)%
Net income (loss) attributable to Masonite	($10)	$31	nm	$118	$214	(45)%
Diluted earnings (loss) per share	($0.46)	$1.38	nm	$5.29	$9.41	(44)%
Adjusted EPS*	$1.29	$1.72	(25%)	$7.53	$9.73	(23)%
Adjusted EBITDA*	$87	$91	(5%)	$419	$446	(6)%
Adjusted EBITDA margin*	13.1%	13.5%	(40 bps)	14.8%	15.4%	(60 bps)

"Thanks to strong execution of our 2023 playbook, Masonite was able to deliver net sales and adjusted EBITDA* within the guidance we announced at the beginning of the year and cash flow that significantly exceeded our initial guidance," said Howard Heckes, President and CEO. "Subsequent to year end, we announced a deal that will make Masonite a part of the Owens Corning family in 2024. We see this combination as a tremendous opportunity to accelerate our Doors That Do MoreTM strategy with an industry leader, while delivering substantial value to our shareholders.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Fourth Quarter 2023 Discussion
(All references to percent increase or decrease in the discussion below compare current fourth quarter 2023 results to those realized in the fourth quarter of 2022 unless otherwise noted.)
Consolidated net sales were $661 million in the fourth quarter of 2023, a 2% decrease resulting from an 11% decrease in organic volume and a 2% decrease in average unit price (AUP), partially offset by a 10% increase from acquisitions and a 1% increase from favorable foreign exchange.
•North American Residential net sales were $538 million, a 2% increase, driven by a 13% increase from acquisitions, partially offset by a 9% decrease in organic volume and 2% lower AUP.
•Europe net sales were $53 million, a 13% decrease, driven by a 14% decrease in volume and a 4% decrease in AUP, partially offset by a 5% increase due to favorable foreign exchange.
•Architectural net sales were $67 million, a 19% decrease, driven by a 24% decrease in volume and component sales, partially offset by a 5% increase in AUP.
Total Company gross profit was $151 million in the fourth quarter of 2023, an increase of 6%. Gross profit margin increased 170 basis points year over year to 22.9%, due to effective price-cost management, which was enough to offset the impact of lower volumes and inflation on wages, benefits and overhead.
Selling, general and administration (SG&A) expenses were $113 million in the fourth quarter of 2023, an increase of 27%. The increase in SG&A was primarily driven by the addition of SG&A from acquisitions as well as year-over-year differences in the timing of adjustments to variable compensation expense. SG&A as a percentage of net sales was 17.0%.
Net loss attributable to Masonite was $10 million in the fourth quarter of 2023 compared to net income of $31 million in the fourth quarter of 2022. The decrease was primarily driven by $33 million in charges related to goodwill impairment in the Europe reporting unit.
Adjusted EBITDA* of $87 million in the fourth quarter of 2023 decreased 5% from $91 million. Diluted loss per share was $0.46 in the fourth quarter of 2023 compared to earnings of $1.38 in the comparable 2022 period. Adjusted EPS* was $1.29 in the fourth quarter of 2023 compared to $1.72 in the comparable 2022 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Full Year 2023 Discussion
(All references to percent increase or decrease in the discussion below compare current full year 2023 results to those realized in full year 2022 unless otherwise noted.)
Consolidated net sales were $2,831 million in the year ended December 31, 2023, a 2% decrease resulting from a 14% decrease in organic volume and a 1% decrease in component sales, partially offset by a 9% increase from acquisitions and a 4% increase in AUP.
•North American Residential net sales were $2,245 million, a 2% decrease, driven by a 15% decrease in organic volume and a 1% decrease due to unfavorable foreign exchange, partially offset by an 11% increase from acquisitions and a 3% increase in AUP.
•Europe net sales were $247 million, a 12% decrease, driven by an 11% decrease in volume and a 1% decrease in component sales. AUP was flat year over year.
•Architectural net sales were $323 million, a 5% increase, driven by an 18% increase in AUP, partially offset by a 9% decrease in volume, a 3% decrease in the sale of components and a 1% decrease due to unfavorable foreign exchange.
Total company gross profit was $666 million in the year ended December 31, 2023, a decrease of 1%. Gross profit margin increased 20 basis points to 23.5%, as higher AUP and cost savings initiatives were enough to offset the impact of lower volumes and inflation on wages, benefits and overhead.
SG&A expenses were $412 million in the year ended December 31, 2023, an increase of 19% due largely to the year-over-year addition of SG&A from acquisitions, as well as wage and benefits inflation, higher professional fees, information technology costs and additional investments in strategic initiatives. SG&A as a percentage of net sales was 14.5%.
Net income attributable to Masonite was $118 million in 2023 compared to $214 million in 2022. The decrease was primarily driven by higher SG&A expenses and $33 million in charges related to goodwill impairment in the Europe reporting unit.
Adjusted EBITDA* of $419 million in 2023 decreased 6% from $446 million in 2022. Diluted earnings per share were $5.29 in the 2023 fiscal year compared to $9.41 in the comparable 2022 period. Adjusted EPS* was $7.53 in the 2023 fiscal year compared to $9.73 in the comparable 2022 period.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Balance Sheet, Cash Flow and Capital Allocation
At the end of the fourth quarter, total available liquidity was $437 million, inclusive of $300 million of availability under our ABL Facility and AR Sales Program and $137 million in unrestricted cash.
Cash flow from operations was $408 million in 2023, up from $189 million in the comparable period of 2022. Capital expenditures were $113 million in the year ended December 31, 2023, down from $114 million in the comparable period of 2022.
During the fourth quarter, Masonite repurchased approximately 84 thousand shares of stock for $7 million, at an average price of $88.88. In fiscal 2023, the Company repurchased approximately 518 thousand shares of stock for $47 million, at an average price of $89.96 per share.
Acquisition by Owens Corning
On February 8, 2024, Masonite and Owens Corning entered into a definitive agreement under which Owens Corning will acquire all of the outstanding shares of Masonite for $133.00 per share in cash. The transaction has been unanimously approved by both companies' Board of Directors and is subject to Masonite shareholders' approval, as well as various regulatory approvals and other customary closing conditions. The transaction is anticipated to close by the middle of 2024.
In light of this pending transaction, Masonite has cancelled plans to hold a live conference call to discuss fourth quarter results. Additional information on the Company's results can be found in our Annual Report on Form 10-K to be filed with the SEC by February 29, 2024.
About Masonite
Masonite International Corporation is a leading global designer, manufacturer, marketer and distributor of interior and exterior doors, door system components and door systems for the new construction and repair, renovation and remodeling sectors of the residential and non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves approximately 6,600 customers globally. Additional information about Masonite can be found at www.masonite.com.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including statements regarding the proposed transaction between us and Owens Corning (the “Acquisition”), including statements regarding the expected timetable for completing the Acquisition, the ability to complete the Acquisition and the expected benefits of the Acquisition. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.
Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, restrictions during the pendency of the Acquisition that may impact our ability to pursue certain business opportunities or strategic transactions; risks related to diverting management’s attention from ongoing business operations and disrupting our relationships with third-parties and employees during the pendency of the Acquisition; the risk that the Acquisition may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock; the outcome of any legal proceedings that may be instituted against us related to the Acquisition or the agreement pursuant to which the Acquisition would be effected, downward trends in our end markets and in economic conditions; volatility and uncertainty in general business, economic conditions or financial markets, including the impact on the building product industries and housing markets; challenges pertaining to financing and the impact on reduced levels of residential new construction, residential repair, renovation and remodeling, and non-residential building construction activity due to increases in mortgage rates, changes in mortgage interest deductions and related tax changes and reduced availability of financing; the impact of energy and transportation price fluctuations; competition; the continued success of, and our ability to maintain relationships with, certain key customers in light of customer concentration and consolidation; our ability to innovate and accurately anticipate demand for our products; availability of raw materials, price fluctuations and supply chain disruptions; impacts on our business from weather and climate change; our ability to successfully consummate and integrate acquisitions; increases in labor costs, the availability of labor, or labor relations (i.e., disruptions, strikes or work stoppages); our ability to manage our operations including potential disruptions and manufacturing realignments (including related restructuring charges); product liability claims and product recalls; retention of key management personnel; the continuous operation of our information technology and enterprise resource planning systems and management of potential cyber security threats and attacks and data privacy requirements; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes, our term loan credit agreement (the "Term Loan Facility") and our asset-based revolving credit facility (the "ABL Facility"); limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes, the Term Loan Facility and the ABL Facility; fluctuating foreign exchange and interest rates; environmental and other government regulations, including the United States Foreign Corrupt

Practices Act ("FCPA"), and any changes in such regulations; tariffs and evolving trade policy and friction between the United States and other countries, including China, and the impact of anti-dumping and countervailing duties; our ability to replace our expiring patents and to innovate and keep pace with technological developments. For additional information on identifying factors that may cause actual results to vary materially from those stated in the forward-looking statements, see Masonite’s reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Masonite undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other (income) expense, net; income tax expense (benefit); other items; loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of adjusted EBITDA differs from the definitions of EBITDA contained in the indentures governing the 2028 and 2030 Notes and the credit agreements governing the ABL Facility and Term Loan Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment sales are recorded using market prices. We believe that adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and adjusted EBITDA. We believe that adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.
The tables below set forth a reconciliation of net income (loss) attributable to Masonite to adjusted EBITDA for the periods indicated.
Adjusted EBITDA margin is defined as adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.
Adjusted EPS is diluted earnings (loss) per common share attributable to Masonite (EPS) less restructuring costs, asset impairment charges, loss (gain) on disposal of subsidiaries, loss on extinguishment of debt and other items, if any, that do not relate to Masonite’s underlying business performance (each net of related tax expense (benefit)). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

Free cash flow is a non-GAAP liquidity measure used by investors, financial analysts and management to help evaluate the Company's ability to generate cash to pursue opportunities that enhance shareholder value. Free cash flow is not a measure of residual cash flow available for discretionary expenditures due to our mandatory debt service requirements. As a conversion ratio, free cash flow is compared to adjusted net income (loss) attributable to Masonite. Free cash flow and free cash flow conversion are used internally by the Company for various purposes, including reporting results of operations to the Board of Directors of the Company and analysis of performance. Management believes that these measures provide a useful representation of our operational performance and liquidity; however, the measures should not be considered in isolation or as a substitute for net cash flow provided by operating activities or net income attributable to Masonite as prepared in accordance with GAAP.
Certain amounts in the Condensed Consolidated Financial Statements and associated tables may not foot due to rounding. All percentages have been calculated using unrounded amounts.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Fourth quarter 2022 net sales	$527.9	$60.7	$82.7	$4.7	$676.0
Acquisitions, net of divestitures	69.2	—	—	—	69.2	10.2%
Base volume	(46.6)	(8.3)	(17.0)	—	(71.9)	(10.6)%
Average unit price	(12.9)	(2.3)	4.4	(0.3)	(11.1)	(1.6)%
Components	0.4	(0.3)	(3.0)	(1.5)	(4.4)	(0.7)%
Foreign exchange	(0.1)	2.9	—	—	2.8	0.4%
Fourth quarter 2023 net sales	$537.9	$52.7	$67.1	$2.9	$660.6
Year over year change, net sales	1.9%	(13.2)%	(18.9)%	(38.3)%	(2.3)%

Fourth quarter 2022 Adjusted EBITDA	$94.0	$4.5	$(0.7)	$(6.8)	$91.0
Fourth quarter 2023 Adjusted EBITDA	106.4	(0.8)	(2.3)	(16.5)	86.8
Year over year change, Adjusted EBITDA	13.2%	(118.6)%	(225.2)%	nm	(4.6)%

	North America Residential	Europe	Architectural	Corporate and Other	Consolidated	% Change
Year to date 2022 net sales	$2,283.6	$280.8	$307.0	$20.3	$2,891.7
Acquisitions, net of divestitures	248.1	—	—	—	248.1	8.6%
Base volume	(340.0)	(32.0)	(28.0)	—	(400.0)	(13.8)%
Average unit price	61.1	(0.2)	56.4	0.9	118.2	4.1%
Components	1.4	(2.9)	(10.4)	(5.7)	(17.6)	(0.6)%
Foreign exchange	(9.3)	1.3	(1.6)	(0.1)	(9.7)	(0.3)%
Year to date 2023 net sales	$2,244.9	$247.0	$323.4	$15.4	$2,830.7
Year over year change, net sales	(1.7)%	(12.0)%	5.3%	(24.1)%	(2.1)%

Year to date 2022 Adjusted EBITDA	$461.8	$28.8	$(3.7)	$(41.0)	$445.8
Year to date 2023 Adjusted EBITDA	440.9	10.7	15.5	(48.4)	418.6
Year over year change, Adjusted EBITDA	(4.5)%	(62.8)%	512.5%	nm	(6.1)%

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve months ended
	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net sales	$660,580	$675,970	$2,830,695	$2,891,687
Cost of goods sold	509,420	532,993	2,164,978	2,217,792
Gross profit	151,160	142,977	665,717	673,895
Gross profit as a % of net sales	22.9%	21.2%	23.5%	23.3%

Selling, general and administration expenses	112,503	88,348	411,579	344,614
Selling, general and administration expenses as a % of net sales	17.0%	13.1%	14.5%	11.9%

Restructuring costs	1,487	2,125	10,130	1,904
Asset impairment	33,063	—	33,063	—
Loss on disposal of subsidiaries	—	850	—	850
Operating income	4,107	51,654	210,945	326,527
Interest expense, net	11,169	10,233	50,822	41,331
Other (income) expense, net	(506)	(3,397)	(2,087)	(5,001)
Income (loss) before income tax expense	(6,556)	44,818	162,210	290,197
Income tax expense	2,867	12,251	40,941	71,753
Net income (loss)	(9,423)	32,567	121,269	218,444
Less: net income attributable to non-controlling interests	572	1,468	3,042	4,211
Net income (loss) attributable to Masonite	$(9,995)	$31,099	$118,227	$214,233

Basic earnings (loss) per common share attributable to Masonite	$(0.46)	$1.40	$5.37	$9.51
Diluted earnings (loss) per common share attributable to Masonite	$(0.46)	$1.38	$5.29	$9.41

Shares used in computing basic earnings per share	21,877,423	22,256,398	22,031,168	22,532,722
Shares used in computing diluted earnings per share	21,877,423	22,484,901	22,345,480	22,772,465

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	December 31, 2023	January 1, 2023
Current assets:
Cash and cash equivalents	$137,414	$296,922
Restricted cash	11,926	11,999
Accounts receivable, net	326,224	375,918
Inventories, net	391,199	406,828
Prepaid expenses and other assets	60,092	55,051
Income taxes receivable	26,544	16,922
Total current assets	953,399	1,163,640
Property, plant and equipment, net	747,970	652,329
Operating lease right-of-use assets	202,806	160,695
Investment in equity investees	20,378	16,111
Goodwill	294,710	69,868
Intangible assets, net	402,941	136,056
Deferred income taxes	26,658	16,133
Other assets	36,517	33,346
Total assets	$2,685,379	$2,248,178

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$113,208	$111,526
Accrued expenses	240,476	223,046
Income taxes payable	3,400	14,361
Current portion of long-term debt	37,500	—
Total current liabilities	394,584	348,933
Long-term debt	1,049,384	866,116
Long-term operating lease liabilities	186,647	151,242
Deferred income taxes	120,278	79,590
Other liabilities	75,158	59,515
Total liabilities	1,826,051	1,505,396
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 21,835,474 and 22,155,035 shares issued and outstanding as of December 31, 2023, and January 1, 2023, respectively	525,232	520,003
Additional paid-in capital	231,332	226,514
Retained earnings	211,881	127,826
Accumulated other comprehensive loss	(120,192)	(142,224)
Total equity attributable to Masonite	848,253	732,119
Equity attributable to non-controlling interests	11,075	10,663
Total equity	859,328	742,782
Total liabilities and equity	$2,685,379	$2,248,178

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

	Year Ended
Cash flows from operating activities:	December 31, 2023	January 1, 2023
Net income	$121,269	$218,444
Adjustments to reconcile net income to net cash flow provided by operating activities:
Loss on disposal of subsidiaries	—	850
Depreciation	91,145	71,168
Amortization	32,976	17,127
Share based compensation expense	23,638	21,771
Deferred income taxes	(11,978)	6,024
Unrealized foreign exchange (gain) loss	(334)	820
Share of income from equity investees, net of tax	(3,888)	(4,768)
Dividend from equity investee	3,150	4,500
Pension and post-retirement funding, net of expense	(1,943)	(2,342)
Non-cash accruals and interest	4,483	(511)
Loss (gain) on sale of property, plant and equipment	4,434	(378)
Asset impairment	33,063	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	67,310	(39,056)
Inventories	102,625	(66,372)
Prepaid expenses and other assets	(14,329)	7,266
Accounts payable and accrued expenses	(23,459)	(33,302)
Other assets and liabilities	(20,432)	(12,044)
Net cash flow provided by operating activities	407,730	189,197

Cash flows from investing activities:
Additions to property, plant and equipment	(112,660)	(114,307)
Acquisition of businesses, net of cash acquired	(626,802)	—
Proceeds from sale of subsidiaries, net of cash disposed	—	(74)
Proceeds from sale of property, plant and equipment	67	6,413
Proceeds from repayment of note receivable	12,000	—
Other investing activities	(6,437)	(3,130)
Net cash flow used in investing activities	(733,832)	(111,098)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	250,000	—
Repayments of long-term debt	(28,125)	—
Payment of debt issuance costs	(3,628)	—
Proceeds from borrowings on revolving credit facilities	185,019	—
Repayments of borrowings on revolving credit facilities	(185,019)	—
Tax withholding on share based awards	(2,544)	(3,359)
Distributions to non-controlling interests	(2,809)	(4,550)
Repurchases of common shares	(46,559)	(149,489)
Net cash flow provided by (used in) financing activities	166,335	(157,398)

Net foreign currency translation adjustment on cash	186	(3,285)
Decrease in cash, cash equivalents and restricted cash	(159,581)	(82,584)
Cash, cash equivalents and restricted cash, beginning of period	308,921	391,505
Cash, cash equivalents and restricted cash, at end of period	$149,340	$308,921

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net income (loss) attributable to Masonite	$(9,995)	$31,099	$118,227	$214,233

Add: Adjustments to net income (loss) attributable to Masonite:
Restructuring costs	1,487	2,125	10,130	1,904
Asset impairment	33,063	—	33,063	—
Loss on disposal of subsidiaries	—	850	—	850
Other items (1)	5,962	6,829	12,311	6,829
Income tax impact of adjustments	(1,905)	(2,317)	(5,484)	(2,261)
Adjusted net income attributable to Masonite	$28,612	$38,586	$168,247	$221,555

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$(0.46)	$1.38	$5.29	$9.41
Diluted adjusted earnings per common share attributable to Masonite ("Adjusted EPS")	$1.29	$1.72	$7.53	$9.73

Shares used in computing EPS	21,877,423	22,484,901	22,345,480	22,772,465
Shares used in computing Adjusted EPS	22,212,089	22,484,901	22,345,480	22,772,465
____________
(1) Other items include $5,962 and $12,311 in acquisition and due diligence related costs and legal costs related to the settlement of Canada class action litigation in the three and twelve months ended December 31, 2023, and $6,829 in acquisition and due diligence related costs in the three and twelve months ended January 1, 2023. These costs were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For all periods presented, common shares issuable for stock instruments which would have had an anti-dilutive impact under the treasury stock method have been excluded from the computation of diluted earnings per share.

	Three Months Ended December 31, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$81,784	$(39,486)	$(5,590)	$(46,703)	$(9,995)
Plus:
Depreciation	14,455	2,328	3,057	3,950	23,790
Amortization	7,439	2,863	68	691	11,061
Share based compensation expense	—	—	—	6,199	6,199
Loss on disposal of property, plant and equipment	950	7	158	—	1,115
Restructuring costs	1,328	158	1	—	1,487
Asset impairment	—	33,063	—	—	33,063
Interest expense, net	—	—	—	11,169	11,169
Other expense (income), net	41	236	—	(783)	(506)
Income tax expense	—	—	—	2,867	2,867
Other items (1)	—	—	—	5,962	5,962
Net income attributable to non-controlling interest	439	—	—	133	572
Adjusted EBITDA	$106,436	$(831)	$(2,306)	$(16,515)	$86,784

Net sales	$537,895	$52,705	$67,071	$2,909	$660,580
Adjusted EBITDA Margin	19.8%	(1.6)%	(3.4)%	nm	13.1%
____________
(1) Other items include $5,962 in acquisition and due diligence related costs and legal costs related to the settlement of Canada class action litigation in the three months ended December 31, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Three Months Ended January 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$79,684	$(1,211)	$(3,991)	$(43,383)	$31,099
Plus:
Depreciation	10,683	2,234	2,928	3,346	19,191
Amortization	353	2,873	165	572	3,963
Share based compensation expense	—	—	—	5,520	5,520
Loss on disposal of property, plant and equipment	584	12	181	90	867
Restructuring costs	2,095	—	8	22	2,125
Loss on disposal of subsidiaries	—	—	—	850	850
Interest expense, net	—	—	—	10,233	10,233
Other (income) expense, net	1	559	—	(3,957)	(3,397)
Income tax expense	—	—	—	12,251	12,251
Other items (1)	—	—	—	6,829	6,829
Net income attributable to non-controlling interest	617	—	—	851	1,468
Adjusted EBITDA	$94,017	$4,467	$(709)	$(6,776)	$90,999

Net sales	$527,862	$60,730	$82,726	$4,652	$675,970
Adjusted EBITDA Margin	17.8%	7.4%	(0.9)%	nm	13.5%
____________
(1) Other items include $6,829 in acquisition and due diligence related costs in the three months ended January 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Twelve Months Ended December 31, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$352,604	$(44,818)	$1,189	$(190,748)	$118,227
Plus:
Depreciation	55,927	9,635	12,016	13,567	91,145
Amortization	17,846	11,644	908	2,578	32,976
Share based compensation expense	—	—	—	23,638	23,638
Loss on disposal of property, plant and equipment	3,732	68	485	149	4,434
Restructuring costs	8,481	158	864	627	10,130
Asset impairment	—	33,063	—	—	33,063
Interest expense, net	—	—	—	50,822	50,822
Other expense (income), net	54	959	—	(3,100)	(2,087)
Income tax expense	—	—	—	40,941	40,941
Other items (1)	—	—	—	12,311	12,311
Net income attributable to non-controlling interest	2,243	—	—	799	3,042
Adjusted EBITDA	$440,887	$10,709	$15,462	$(48,416)	$418,642

Net sales	$2,244,882	$246,968	$323,449	$15,396	$2,830,695
Adjusted EBITDA Margin	19.6%	4.3%	4.8%	nm	14.8%
____________
(1) Other items include $12,311 in acquisition and due diligence related costs and legal costs related to the settlement of Canada class action litigation in the twelve months ended December 31, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

	Twelve Months Ended January 1, 2023
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Net income (loss) attributable to Masonite	$412,917	$6,851	$(13,345)	$(192,190)	$214,233
Plus:
Depreciation	41,077	8,874	11,530	9,687	71,168
Amortization	1,881	12,187	844	2,215	17,127
Share based compensation expense	—	—	—	21,771	21,771
Loss (gain) on disposal of property, plant and equipment	2,457	(1)	(2,856)	22	(378)
Restructuring costs	1,736	—	79	89	1,904
Loss on disposal of subsidiaries	—	—	—	850	850
Interest expense, net	—	—	—	41,331	41,331
Other (income) expense, net	(791)	863	—	(5,073)	(5,001)
Income tax expense	—	—	—	71,753	71,753
Other items (1)	—	—	—	6,829	6,829
Net income attributable to non-controlling interest	2,473	—	—	1,738	4,211
Adjusted EBITDA	$461,750	$28,774	$(3,748)	$(40,978)	$445,798

Net sales to external customers	$2,283,642	$280,769	$306,983	$20,293	$2,891,687
Adjusted EBITDA Margin	20.2%	10.2%	(1.2)%	nm	15.4%
____________
(1) Other items include $6,829 in acquisition and due diligence related costs in the twelve months ended January 1, 2023, and were recorded in selling, general and administration expenses within the condensed consolidated statements of comprehensive income.

Richard Leland
VP, FINANCE AND TREASURER
rleland@masonite.com
813.739.1808

Marcus Devlin
DIRECTOR, INVESTOR RELATIONS
mdevlin@masonite.com
813.371.5839